Exhibit 99.1
KINDER MORGAN ANNOUNCES DIVIDEND OF $0.2775 PER SHARE AND RAISES FULL YEAR FINANCIAL GUIDANCE

HOUSTON, July 20, 2022 - Kinder Morgan, Inc.’s (NYSE: KMI) board of directors today approved a cash dividend of $0.2775 per share for the second quarter ($1.11 annualized), payable on August 15, 2022, to stockholders of record as of the close of business on August 1, 2022. This dividend is a 3% increase over the second quarter of 2021.

The company is reporting second quarter net income attributable to KMI of $635 million, compared to a net loss attributable to KMI of $757 million in the second quarter of 2021; and distributable cash flow (DCF) of $1,176 million, compared to $1,025 million in the second quarter of 2021. Adjusted Earnings were $621 million for the quarter, versus $516 million in the second quarter of 2021.

“Global and domestic developments have highlighted the importance of energy security. Our company and the U.S. energy sector as a whole has proved to be a major part of the solution to adequately supplying the world with natural gas,” said Executive Chairman Richard D. Kinder. “That has also contributed to another strong quarter, as we generated robust earnings and strong coverage of this quarter’s dividend. As we have for the last six years, we continue to live within our cash flow, and expect to continue to fund expansion capital opportunities with the cash flow we generate. We also expect to meet or improve on our debt metric goal, and return excess cash to our shareholders through a strong dividend and opportunistic share repurchases.”

“We are performing better than budget across the enterprise, more than offsetting some higher cost headwinds. Even excluding commodity price tailwinds, we are well above DCF plan for the quarter. Notwithstanding cost increases associated with additional maintenance and integrity work, our team has managed to hold down increases to well below the headline national inflation numbers. Each of our business segments also outperformed the prior year period this quarter, with solid growth in our base natural gas business and commodity price uplift and SACROC above plan helping our CO2 business segment,” said Chief Executive Officer Steve Kean. “Our Natural Gas Pipelines segment continues to see strong demand for the extensive firm transport and storage services we offer, as well as favorable contract renewals. We are also prepared to invest more in the near term to support LNG growth as we pursue a robust set of opportunities for additional LNG transport capacity. We currently transport approximately 50% of the natural gas used for U.S. LNG exports and given the proximity of our assets to planned LNG expansions, we expect to maintain or grow that share as we pursue that set of opportunities.

“The current geopolitical climate has only reinforced our view that the assets we operate and the services we provide will be needed for a long time to come. At the same time, we continue to ramp up our participation in the ongoing energy evolution. We are investing in our pipelines and terminals in support of renewable diesel, sustainable aviation fuel and their associated feedstocks. We were also pleased that the Federal Energy Regulatory Commission (FERC) recently approved the first producer certified, low methane emissions natural gas aggregation pooling service on our Tennessee Gas Pipeline (TGP) as interest in that product grows within our customer base,” Kean concluded.

“Our financial performance during the quarter was strong, as we generated earnings per share of $0.28 and DCF per share of $0.52,” said President Kim Dang. “Earnings per share for the quarter were up 182% and DCF per share was up 16% as compared to the second quarter of 2021. Net income in the second quarter of 2021 was impacted by non-cash impairments related to anticipated lower volumes and rates on contract renewals on our South Texas natural gas processing and gathering assets. Also during the quarter, we generated $545 million of excess DCF above our declared dividend.”

For the first six months of 2022, the company reported net income attributable to KMI of $1,302 million, compared to $652 million for the first six months of 2021; and DCF of $2,631 million, down 22% from $3,354 million for the comparable period in 2021. The DCF decrease compared to the prior period is due to largely nonrecurring earnings during the February 2021 winter storm.

2022 Outlook

For 2022, KMI budgeted to generate net income attributable to KMI of $2.5 billion and declare dividends of $1.11 per share, a 3% increase from the 2021 declared dividends. The company also budgeted to generate 2022 DCF of $4.7 billion and Adjusted EBITDA of $7.2 billion and to end 2022 with a Net Debt-to-Adjusted EBITDA ratio of 4.3 times. KMI now expects net income attributable to KMI, Adjusted EBITDA and DCF to be favorable to budget by approximately 5%, due to stronger than expected commodity prices and favorable operating results from our Natural Gas Pipelines and CO2 business segments, partially offset by higher costs.

Overview of Business Segments

“The Natural Gas Pipelines segment’s financial performance was up in the second quarter of 2022 relative to the second quarter of 2021, primarily on contributions from the Stagecoach assets we acquired in 2021, as well as favorable pricing on the Altamont and Copano South Texas gathering systems and increased volumes on our KinderHawk gathering system,” said Dang. “These were partially offset by lower contributions from El Paso Natural Gas Pipeline (EPNG) and Colorado Interstate Gas Pipeline.”

Natural gas transport volumes were down 2% compared to the second quarter of 2021, with declines on EPNG due to a partial pipeline outage; and on Wyoming Interstate Company, L.L.C. and Cheyenne Plains Gas Pipeline due to continued declining production in the Rockies basins. These declines were partially offset by increases on Kinder Morgan Louisiana Pipeline and Natural Gas Pipeline of America (NGPL) due to increased deliveries to LNG customers, and on TGP due to increased deliveries to LNG and power generation customers. Natural gas gathering volumes were up 12% from the second quarter of 2021 with higher volumes primarily on KinderHawk.

“Contributions from the Products Pipelines segment were up compared to the second quarter of 2021 due to favorable pricing impacts, particularly in our transmix business, as well as increased volumes through our petroleum condensate processing facility,” Dang said. “Total refined products volumes were down 2%, while crude and condensate pipeline volumes were down 6% compared to the second quarter of 2021. Gasoline volumes were below the comparable period last year by 3% and diesel volumes were down 11%. Jet fuel volumes continue their strong rebound, up 19% versus the second quarter of 2021.

“Terminals segment earnings were up compared to the second quarter of 2021. In our liquids business, volumes across both our truck rack terminals and refined product hub facilities were up versus the prior year period. Persistent, steep backwardation in refined product futures price curves continued to present a headwind for product storage and blending economics, contributing to lower utilization rates and modest rate pressure, principally in our New York Harbor hub,” continued Dang. “In our Jones Act tanker business, where fundamentals continue to improve, the benefit from higher fleet utilization was more than offset by lower average charter rates compared to the second quarter of 2021 as vessels were previously recontracted into a lower, albeit improving, rate environment. Based on firm charters under contract, our average charter rate will improve through the end of this year and into the next. Earnings in the quarter also benefited from gain on the sale of an idled petroleum rack terminal. Earnings in our bulk business were higher compared to the second quarter of 2021 due to gains in both handling rates and volumes for export coal and petroleum coke.

“CO2 segment earnings were well up compared to the second quarter of 2021 primarily due to higher realized crude, NGL and CO2 prices. Our realized weighted average crude oil price for the quarter was up 31% at $68.92 per barrel, while our weighted average NGL price for the quarter was up 85% from the second quarter of 2021 at $41.86 per barrel, and CO2 prices were up $0.77 or 72%,” said Dang. “Second quarter 2022 combined oil production across our fields was down compared to the same period in 2021 on a net to KMI basis, although SACROC production was above plan. NGL sales volumes net to KMI were down 3% versus the second quarter of 2021, while CO2 sales volumes were down 8% on a net to KMI basis compared to the second quarter of 2021, due to the expiration of a carried interest following payout on a project in 2021.”

Other News

Corporate
•Year-to-date through July 20, KMI has repurchased approximately 16 million shares of its common stock at an average price of $17.09 per share.
•In June 2022, Anthony Ashley was promoted to president of CO2 and Energy Transition Ventures (ETV) for KMI after serving in various roles for the company and its predecessor companies for more than 20 years. Most recently, Ashley served as vice president of ETV and prior to that, served as treasurer and vice president of investor relations at KMI.

Natural Gas Pipelines
•On June 29, 2022, Permian Highway Pipeline, LLC (PHP) announced a final investment decision (FID) to proceed with its expansion project after securing binding firm transportation agreements for all available capacity. The project will expand PHP’s capacity by nearly 550 million cubic feet per day (MMcf/d). The project will add compression on the PHP system to increase natural gas deliveries from the Permian to U.S. Gulf Coast markets. Pending the timely receipt of required approvals, the target in-service date for the project is November 1, 2023. PHP is jointly owned by a subsidiary of KMI, Kinetik Holdings Inc. and ExxonMobil. Kinder Morgan is the operator of PHP.

•Gulf Coast Express Pipeline LLC (GCX) continues to evaluate an expansion of its system to increase natural gas deliveries from the Permian Basin to South Texas markets. The expansion could increase its capacity by as much as 570 MMcf/d. GCX is jointly owned by a subsidiary of KMI, DCP Midstream, LP, an affiliate of ArcLight Capital Partners, LLC, and Kinetik Holdings Inc. Kinder Morgan is the operator of GCX.
•On June 30, 2022, TGP received approval for its producer certified gas (PCG) aggregation pooling service from FERC. The PCG aggregation pooling service is now available at all pooling points across the TGP system. PCG, which is also referred to as responsibly sourced gas, is conventional natural gas sourced from production facilities that have been certified by a qualified third party to meet certain environmental, social and governance standards that typically focus on management practices for methane emissions, water usage and community relations. The service is designed to enable shippers on TGP to purchase and sell PCG supply at non-physical pooling locations, ultimately serving end-users, utilities, power plants and LNG facilities connected to the TGP system.
•On April 21, 2022, the FERC issued a certificate for TGP’s approximately $246 million East 300 Upgrade project. TGP has entered into a long-term, binding agreement with Consolidated Edison Company of New York, Inc. to provide approximately 115 MMcf/d of capacity to their distribution system. The expansion project involves upgrading and adding compression facilities on TGP’s system. Pending receipt of all required permits, the project has an expected in-service date of November 1, 2023.
•On March 25, 2022, TGP and Southern Natural Gas Company, L.L.C. (SNG) received approval from the FERC for their two-phase, approximately $627 million 2 Bcf/d Evangeline Pass project to serve Venture Global’s proposed Plaquemines LNG facility. Venture Global announced its FID for the first phase of the Plaquemines facility on May 25, 2022. Pursuant to a long-term binding agreement with Venture Global, under phase 1 of the project ($248 million capital expenditure), TGP will provide approximately 900 MMcf/d natural gas transportation capacity that will be solely served off of TGP to the facility. Pending the receipt of all required permits, the expected in-service date for this phase of the project will be aligned with Venture Global’s in-service date. Under phase 2 of the project, upon Venture Global’s FID for its next phase at the Plaquemines facility, TGP and SNG anticipate deploying the additional $379 million to jointly provide volumes up to the remaining 1.1 Bcf/d to the facility. Venture Global’s FID announcement is expected by the first quarter of 2023.

Products Pipelines
•KMI’s Southern California renewable diesel hub is on target to be in service in the first quarter of 2023. The Southern California hub will connect marine and other delivered renewable diesel supplies in the Los Angeles harbor area to the Colton (Inland Empire) and Mission Valley (San Diego) areas via KMI’s SFPP pipeline. At Colton, the project will allow customers to deliver renewable diesel for blending with regular diesel and biodiesel for multiple concentrations of renewable fuel at our truck racks. The Southern California renewable diesel hub will accommodate, in aggregate, up to 20,000 barrels per day of blended diesel throughput across the two inland destination truck racks. Development work also continues on a renewable diesel hub at KMI’s Bradshaw Terminal. Once complete, this renewable diesel rail hub will accommodate up to 15,000 barrels per day of blended diesel throughput at the truck rack. Both projects are anchored by customer commitments.
•KMI continues construction work at its Carson Terminal to connect marine supplies of renewable diesel coming into its Los Angeles harbor hub to its truck rack for delivery of unblended renewable diesel to local markets. This project is currently expected to be in service in December 2022.

Terminals
•Tank conversion work continues on the initial phase of the renewable feedstock storage and logistics hub under development at KMI’s Harvey, Louisiana facility. Upon completion of the project, the facility will serve as a hub in the United States where Neste, a leading provider of renewable diesel and sustainable aviation fuel, will store a variety of regionally sourced feedstocks such as used cooking oil. The approximately $65 million project, which is supported by a long-term commercial commitment from Neste, is expected to commence operations in the first quarter of 2023.
•Field work has commenced on a previously-announced project that will significantly reduce the emissions profile of KMI’s refined products terminal hub along the Houston Ship Channel. The approximately $64 million investment will address emissions related to product handling activities at KMI’s Galena Park and Pasadena terminals. The expected Scope 1 & 2 CO2 equivalent emissions reduction across the combined facilities is approximately 34,000 metric tons per year, constituting a 38% reduction in total facility GHG emissions versus 2019 (pre-pandemic). The project is expected to be in service by the third quarter of 2023.

Energy Transition Ventures
•Construction continues at the Twin Bridges, Prairie View and Liberty Landfills, the three sites comprising Kinetrex Energy’s approximately $150 million landfill-based renewable natural gas (RNG) projects in Indiana. The sites are expected to be in service late in 2022 and throughout 2023. KMI expects to begin monetizing renewable identification numbers from the first of the new plants in the first quarter of 2023. Upon completion of the projects, total annual RNG production from our Indiana RNG portfolio is estimated to be more than 4 billion cubic feet (Bcf).

•On July 19, 2022, KMI closed its $355 million acquisition of three landfill assets from Mas CanAm, LLC, comprising an RNG facility in Arlington, Texas and Medium Btu facilities in Shreveport, Louisiana and Victoria, Texas. The Arlington facility is expected to produce 1.4 Bcf of RNG in 2023 and has the potential to grow significantly over the next decade.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy infrastructure companies in North America. Access to reliable, affordable energy is a critical component for improving lives around the world. We are committed to providing energy transportation and storage services in a safe, efficient and environmentally responsible manner for the benefit of the people, communities and businesses we serve. We own an interest in or operate approximately 83,000 miles of pipelines, 141 terminals, and 700 billion cubic feet of working natural gas storage capacity. Our pipelines transport natural gas, refined petroleum products, renewable fuels, crude oil, condensate, CO2 and other products, and our terminals store and handle various commodities including gasoline, diesel fuel, renewable fuel feedstocks, chemicals, ethanol, metals and petroleum coke. For more information, please visit www.kindermorgan.com.

Please join Kinder Morgan, Inc. at 4:30 p.m. Eastern Time on Wednesday, July 20, at www.kindermorgan.com for a LIVE webcast conference call on the company’s second quarter earnings.

Non-GAAP Financial Measures

The non-generally accepted accounting principles (non-GAAP) financial measures of Adjusted Earnings and distributable cash flow (DCF), both in the aggregate and per share for each; segment earnings before depreciation, depletion and amortization (DD&A), amortization of excess cost of equity investments and Certain Items (Adjusted Segment EBDA); net income before interest expense, income taxes, DD&A, amortization of excess cost of equity investments and Certain Items (Adjusted EBITDA); Net Debt; Net Debt-to-Adjusted EBITDA; and Free Cash Flow (FCF).

For reconciliations of budgeted DCF and budgeted Adjusted EBITDA to budgeted net income attributable to KMI for 2022, please refer to Table 9 and Table 10 included in KMI’s press release dated April 20, 2022.

Our non-GAAP financial measures described below should not be considered alternatives to GAAP net income (loss) attributable to Kinder Morgan, Inc. or other GAAP measures and have important limitations as analytical tools. Our computations of these non-GAAP financial measures may differ from similarly titled measures used by others. You should not consider these non-GAAP financial measures in isolation or as substitutes for an analysis of our results as reported under GAAP. Management compensates for the limitations of these non-GAAP financial measures by reviewing our comparable GAAP measures, understanding the differences between the measures and taking this information into account in its analysis and its decision-making processes.

Certain Items, as adjustments used to calculate our non-GAAP financial measures, are items that are required by GAAP to be reflected in net income (loss) attributable to Kinder Morgan, Inc.,

but typically either (1) do not have a cash impact (for example, unsettled commodity hedges and asset impairments), or (2) by their nature are separately identifiable from our normal business operations and in our view are likely to occur only sporadically (for example, certain legal settlements, enactment of new tax legislation and casualty losses). We also include adjustments related to joint ventures (see “Amounts from Joint Ventures” below and the accompanying Tables 4 and 7).

Adjusted Earnings is calculated by adjusting net income (loss) attributable to Kinder Morgan, Inc. for Certain Items. Adjusted Earnings is used by us and certain external users of our financial statements to assess the earnings of our business excluding Certain Items as another reflection of our ability to generate earnings. We believe the GAAP measure most directly comparable to Adjusted Earnings is net income (loss) attributable to Kinder Morgan, Inc. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings per share. (See the accompanying Tables 1 and 2.)

DCF is calculated by adjusting net income (loss) attributable to Kinder Morgan, Inc. for Certain Items (Adjusted Earnings), and further by DD&A and amortization of excess cost of equity investments, income tax expense, cash taxes, sustaining capital expenditures and other items. We also include amounts from joint ventures for income taxes, DD&A and sustaining capital expenditures (see “Amounts from Joint Ventures” below). DCF is a significant performance measure useful to management and external users of our financial statements in evaluating our performance and in measuring and estimating the ability of our assets to generate cash earnings after servicing our debt, paying cash taxes and expending sustaining capital, that could be used for discretionary purposes such as dividends, stock repurchases, retirement of debt, or expansion capital expenditures. DCF should not be used as an alternative to net cash provided by operating activities computed under GAAP. We believe the GAAP measure most directly comparable to DCF is net income (loss) attributable to Kinder Morgan, Inc. DCF per share is DCF divided by average outstanding shares, including restricted stock awards that participate in dividends. (See the accompanying Tables 2 and 3.)

Adjusted Segment EBDA is calculated by adjusting segment earnings before DD&A and amortization of excess cost of equity investments (Segment EBDA) for Certain Items attributable to the segment. Adjusted Segment EBDA is used by management in its analysis of segment performance and management of our business. General and administrative expenses and certain corporate charges are generally not under the control of our segment operating managers, and therefore, are not included when we measure business segment operating performance. We believe Adjusted Segment EBDA is a useful performance metric because it provides management and external users of our financial statements additional insight into the ability of our segments to generate cash earnings on an ongoing basis. We believe it is useful to investors because it is a measure that management uses to allocate resources to our segments and assess each segment’s performance. We believe the GAAP measure most directly comparable to Adjusted Segment EBDA is Segment EBDA. (See the accompanying Tables 3 and 7.)

Adjusted EBITDA is calculated by adjusting net income (loss) attributable to Kinder Morgan, Inc. before interest expense, income taxes, DD&A, and amortization of excess cost of equity investments (EBITDA) for Certain Items. We also include amounts from joint ventures for income taxes and DD&A (see “Amounts from Joint Ventures” below). Adjusted EBITDA is used by management and external users, in conjunction with our Net Debt (as described further below), to evaluate certain leverage metrics. Therefore, we believe Adjusted EBITDA is useful to investors. We believe the GAAP measure most directly comparable to Adjusted EBITDA is net income (loss) attributable to Kinder Morgan, Inc. (See the accompanying Tables 3 and 4.)

Amounts from Joint Ventures - Certain Items, DCF and Adjusted EBITDA reflect amounts from unconsolidated joint ventures (JVs) and consolidated JVs utilizing the same recognition and measurement methods used to record “Earnings from equity investments” and “Noncontrolling interests (NCI),” respectively. The calculations of DCF and Adjusted EBITDA related to our unconsolidated and consolidated JVs include the same items (DD&A and income tax expense, and for DCF only, also cash taxes and sustaining capital expenditures) with respect to the JVs as those included in the calculations of DCF and Adjusted EBITDA for our wholly-owned consolidated subsidiaries. (See Table 7, Additional JV Information.) Although these amounts related to our unconsolidated JVs are included in the calculations of DCF and Adjusted EBITDA, such inclusion should not be understood to imply that we have control over the operations and resulting revenues, expenses or cash flows of such unconsolidated JVs.

Net Debt is calculated by subtracting from debt (1) cash and cash equivalents, (2) debt fair value adjustments, and (3) the foreign exchange impact on Euro-denominated bonds for which we have entered into currency swaps. Net Debt is a non-GAAP financial measure that management believes is useful to investors and other users of our financial information in evaluating our leverage. We believe the most comparable measure to Net Debt is debt net of cash and cash equivalents as reconciled in the notes to the accompanying Preliminary Consolidated Balance Sheets in Table 6.

FCF is calculated by reducing cash flow from operations for capital expenditures (sustaining and expansion). FCF is used by external users as an additional leverage metric. Therefore, we believe FCF is useful to our investors. We believe the GAAP measure most directly comparable to FCF is cash flow from operations.

Important Information Relating to Forward-Looking Statements

This news release includes forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934. Generally the words “expects,” “believes,” “anticipates,” “plans,” “will,” “shall,” “estimates,” “projects,” and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements in this news release include, among others, express or implied statements pertaining to: the long-term demand for KMI’s assets and services; energy transition-related opportunities; KMI’s 2022 expectations; anticipated dividends; and KMI’s capital projects, including expected completion timing and benefits of those projects. Forward-looking statements are subject to risks and uncertainties and are based on the beliefs and assumptions of management, based on information currently available to them. Although KMI believes that these forward-looking statements are based on reasonable assumptions, it can give no assurance as to when or if any such forward-looking statements will materialize nor their ultimate impact on our operations or financial condition.

Important factors that could cause actual results to differ materially from those expressed in or implied by these forward-looking statements include: the timing and extent of changes in the supply of and demand for the products we transport and handle; commodity prices; counterparty financial risk; and the other risks and uncertainties described in KMI’s reports filed with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year-ended December 31, 2021 (under the headings “Risk Factors” and “Information Regarding Forward-Looking Statements” and elsewhere), and its subsequent reports, which are available through the SEC’s EDGAR system at www.sec.gov and on our website at ir.kindermorgan.com. Forward-looking statements speak only as of the date they were made, and except to the extent required by law, KMI undertakes no obligation to update any forward-looking statement because of new information, future events or other factors. Because of these risks and uncertainties, readers should not place undue reliance on these forward-looking statements.

CONTACTS
Dave Conover	Investor Relations
Media Relations	(800) 348-7320
Newsroom@kindermorgan.com	km_ir@kindermorgan.com

Table 1
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Statements of Operations
(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2022	2021		2022	2021
Revenues	$5,151	$3,150		$9,444	$8,361
Operating costs, expenses and other
Costs of sales	2,683	936		4,577	2,945
Operations and maintenance	663	582		1,248	1,096
Depreciation, depletion and amortization	543	528		1,081	1,069
General and administrative	152	160		308	316
Taxes, other than income taxes	116	108		227	218
(Gain) loss on divestitures and impairments, net	(11)	1,602		(21)	1,598
Other income, net	(1)	(2)		(6)	(3)
Total operating costs, expenses and other	4,145	3,914		7,414	7,239
Operating income (loss)	1,006	(764)		2,030	1,122
Other income (expense)
Earnings from equity investments	182	157		369	223
Amortization of excess cost of equity investments	(19)	(13)		(38)	(35)
Interest, net	(355)	(377)		(688)	(754)
Other, net	23	20		42	243
Income (loss) before income taxes	837	(977)		1,715	799
Income tax (expense) benefit	(184)	237		(378)	(114)
Net income (loss)	653	(740)		1,337	685
Net income attributable to NCI	(18)	(17)		(35)	(33)
Net income (loss) attributable to Kinder Morgan, Inc.	$635	$(757)		$1,302	$652
Class P Shares
Basic and diluted earnings (loss) per share	$0.28	$(0.34)	182%	$0.57	$0.29	97%
Basic and diluted weighted average shares outstanding	2,265	2,265	—%	2,266	2,264	—%
Declared dividends per share	$0.2775	$0.27	3%	$0.555	$0.54	3%
Adjusted Earnings (1)	$621	$516	20%	$1,353	$1,890	(28)%
Adjusted Earnings per share (1)	$0.27	$0.23	17%	$0.59	$0.83	(29)%

Note:
(1)	Adjusted Earnings is Net income (loss) attributable to Kinder Morgan, Inc. adjusted for Certain Items, see Table 2. Adjusted Earnings per share uses Adjusted Earnings and applies the same two-class method used in arriving at basic earnings (loss) per share.

Table 2
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income (Loss) Attributable to Kinder Morgan, Inc. to Adjusted Earnings to DCF Reconciliation
(In millions, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2022	2021		2022	2021
Net income (loss) attributable to Kinder Morgan, Inc. (GAAP)	$635	$(757)		$1,302	$652
Total Certain Items	(14)	1,273		51	1,238
Adjusted Earnings (1)	621	516	20%	1,353	1,890	(28)%
DD&A and amortization of excess cost of equity investments for DCF (2)	627	604		1,250	1,242
Income tax expense for DCF (1)(2)	199	170		434	589
Cash taxes (2)	(47)	(45)		(48)	(44)
Sustaining capital expenditures (2)	(213)	(210)		(338)	(317)
Other items (3)	(11)	(10)		(20)	(6)
DCF	$1,176	$1,025	15%	$2,631	$3,354	(22)%

Table 3
Kinder Morgan, Inc. and Subsidiaries
Preliminary Adjusted Segment EBDA, Adjusted EBITDA and DCF
(In millions, except per share amounts, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2022	2021		2022	2021
Natural Gas Pipelines	$1,133	$1,064	6%	$2,430	$3,158	(23)%
Products Pipelines	299	293	2%	598	556	8%
Terminals	253	246	3%	491	473	4%
CO2	211	151	40%	419	442	(5)%
Adjusted Segment EBDA (1)	1,896	1,754	8%	3,938	4,629	(15)%
General and administrative and corporate charges (1)	(144)	(150)		(289)	(298)
JV DD&A and income tax expense (1)(2)	85	83		172	186
Net income attributable to NCI (1)	(18)	(17)		(35)	(33)
Adjusted EBITDA	1,819	1,670	9%	3,786	4,484	(16)%
Interest, net (1)	(372)	(380)		(749)	(763)
Cash taxes (2)	(47)	(45)		(48)	(44)
Sustaining capital expenditures (2)	(213)	(210)		(338)	(317)
Other items (3)	(11)	(10)		(20)	(6)
DCF	$1,176	$1,025	15%	$2,631	$3,354	(22)%
Weighted average shares outstanding for dividends (4)	2,277	2,277		2,279	2,277
DCF per share	$0.52	$0.45		$1.15	$1.47
Declared dividends per share	$0.2775	$0.27		$0.555	$0.54

Notes
(1)	Amounts are adjusted for Certain Items. See Tables 4 and 7 for more information.
(2)	Includes or represents DD&A, income tax expense, cash taxes and/or sustaining capital expenditures (as applicable for each item) from JVs. See Table 7 for more information.
(3)	Includes pension contributions, non-cash pension expense and non-cash compensation associated with our restricted stock program.
(4)	Includes restricted stock awards that participate in dividends.

Table 4
Kinder Morgan, Inc. and Subsidiaries
Preliminary Net Income (Loss) Attributable to Kinder Morgan, Inc. to Adjusted EBITDA Reconciliation
(In millions, unaudited)

	Three Months Ended June 30,		% change	Six Months Ended June 30,		% change
	2022	2021		2022	2021
Net income (loss) attributable to Kinder Morgan, Inc. (GAAP)	$635	$(757)	184%	$1,302	$652	100%
Certain Items:
Fair value amortization	(3)	(4)		(7)	(8)
Legal, environmental and taxes other than income tax reserves	—	28		—	112
Change in fair value of derivative contracts (1)	(27)	28		55	42
Loss on impairments, divestitures and other write-downs, net (2)	—	1,600		—	1,511
Income tax Certain Items	5	(387)		(15)	(427)
Other	11	8		18	8
Total Certain Items (3)	(14)	1,273		51	1,238
DD&A and amortization of excess cost of equity investments	562	541		1,119	1,104
Income tax expense (4)	179	150		393	541
JV DD&A and income tax expense (4)(5)	85	83		172	186
Interest, net (4)	372	380		749	763
Adjusted EBITDA	$1,819	$1,670	9%	$3,786	$4,484	(16)%

Notes
(1)	Gains or losses are reflected in our DCF when realized.
(2)	Three and six months ended June 30, 2021 amounts include a pre-tax non-cash impairment loss of $1,600 million related to our South Texas gathering and processing assets within our Natural Gas Pipelines business segment reported within "(Gain) loss on divestitures and impairments, net" on the accompanying Preliminary Statements of Operations. Six months ended 2021 amount also includes a pre-tax gain of $206 million associated with the sale of a partial interest in our equity investment in NGPL Holdings LLC, offset partially by a write-down of $117 million on a long-term subordinated note receivable from an equity investee, Ruby Pipeline Holding Company, L.L.C., reported within "Other, net" and "Earnings from equity investments," respectively, on the accompanying Preliminary Consolidated Statement of Operations (see Table 1).
(3)	Three months ended June 30, 2022 and 2021 amounts include no amounts and $10 million, respectively, and six months ended June 30, 2022 and 2021 include $5 million and $127 million, respectively, reported within “Earnings from equity investments” on the accompanying Preliminary Consolidated Statement of Operations.
(4)	Amounts are adjusted for Certain Items. See Table 7 for more information.
(5)	Represents JV DD&A and income tax expense. See Table 7 for more information.

Table 5
Segment Volume and CO2 Segment Hedges Highlights
(Historical data is pro forma for acquired and divested assets, JV volumes at KMI share)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Natural Gas Pipelines (1)
Transport volumes (BBtu/d)	37,822	38,408	38,771	38,627
Sales volumes (BBtu/d)	2,579	2,561	2,547	2,411
Gathering volumes (BBtu/d)	2,997	2,667	2,908	2,588
NGLs (MBbl/d) (1)	30	30	31	30
Products Pipelines (MBbl/d)
Gasoline (2)	1,017	1,046	979	969
Diesel fuel	372	418	371	398
Jet fuel	267	224	255	200
Total refined product volumes	1,656	1,688	1,605	1,567
Crude and condensate	478	510	482	508
Total delivery volumes (MBbl/d)	2,134	2,198	2,087	2,075
Terminals (1)
Liquids leasable capacity (MMBbl)	78.9	79.0	78.9	79.0
Liquids utilization %	90.8%	94.1%	90.8%	94.1%
Bulk transload tonnage (MMtons)	13.7	13.6	26.7	24.5
CO2
SACROC oil production	19.67	20.18	19.47	19.79
Yates oil production	6.35	6.70	6.57	6.42
Katz and Goldsmith oil production	1.78	2.26	1.85	2.41
Tall Cotton oil production	1.04	0.99	1.01	0.97
Total oil production - net (MBbl/d) (3)	28.84	30.13	28.90	29.59
NGL sales volumes - net (MBbl/d) (3)	9.24	9.52	9.33	9.14
CO2 sales volumes - net (Bcf/d)	0.35	0.38	0.36	0.40
Realized weighted average oil price ($ per Bbl)	$68.92	$52.50	$67.91	$51.79
Realized weighted average NGL price ($ per Bbl)	$41.86	$22.58	$42.77	$21.42

CO2 Segment Hedges	Remaining 2022	2023	2024	2025	2026
Crude Oil (4)
Price ($ per Bbl)	$61.19	$61.10	$58.88	$59.08	$66.47
Volume (MBbl/d)	25.20	19.00	11.60	6.75	2.10
NGLs
Price ($ per Bbl)	$55.36	$61.12
Volume (MBbl/d)	4.76	1.27
Midland-to-Cushing Basis Spread
Price ($ per Bbl)	$0.53	$0.54
Volume (MBbl/d)	23.65	4.50

Notes
(1)	Volumes for acquired pipelines are included for all periods, however, EBDA contributions from acquisitions are included only for periods subsequent to their acquisition. Volumes for facilities divested, idled and/or held for sale are excluded for all periods presented.
(2)	Gasoline volumes include ethanol pipeline volumes.
(3)	Net of royalties and outside working interests.
(4)	Includes West Texas Intermediate hedges.

Table 6
Kinder Morgan, Inc. and Subsidiaries
Preliminary Consolidated Balance Sheets
(In millions, unaudited)

	June 30,	December 31,
	2022	2021
Assets
Cash and cash equivalents	$100	$1,140
Other current assets	3,508	2,689
Property, plant and equipment, net	35,530	35,653
Investments	7,470	7,578
Goodwill	19,914	19,914
Deferred charges and other assets	2,868	3,442
Total assets	$69,390	$70,416
Liabilities and Stockholders' Equity
Short-term debt	$2,970	$2,646
Other current liabilities	3,922	3,175
Long-term debt	28,140	29,772
Debt fair value adjustments	412	902
Other	2,321	2,000
Total liabilities	37,765	38,495
Other stockholders' equity	31,137	31,234
Accumulated other comprehensive loss	(592)	(411)
Total KMI stockholders' equity	30,545	30,823
Noncontrolling interests	1,080	1,098
Total stockholders' equity	31,625	31,921
Total liabilities and stockholders' equity	$69,390	$70,416

Net Debt (1)	$31,029	$31,214

	Adjusted EBITDA Twelve Months Ended
Reconciliation of Net Income Attributable to Kinder Morgan, Inc. to Adjusted EBITDA	June 30,	December 31,
	2022	2021
Net income attributable to Kinder Morgan, Inc. (GAAP)	$2,434	$1,784
Total Certain Items	32	1,220
DD&A and amortization of excess cost of equity investments	2,229	2,213
Income tax expense (2)	712	860
JV DD&A and income tax expense (2)(3)	338	351
Interest, net (2)	1,503	1,518
Adjusted EBITDA	$7,248	$7,946

Net Debt-to-Adjusted EBITDA	4.3	3.9

Notes
(1)	Amounts exclude (i) debt fair value adjustments; and (ii) the foreign exchange impact on our Euro denominated debt of $(19) million and $64 million as of June 30, 2022 and December 31, 2021, respectively, as we have entered into swaps to convert that debt to U.S.$. In March 2022, one series of our Euro denominated debt matured and as of June 30, 2022, we have one remaining series of Euro denominated debt outstanding.
(2)	Amounts are adjusted for Certain Items. See Table 4 for more information.
(3)	Represents JV DD&A and income tax expense. See Table 7 for more information.

Table 7
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Segment EBDA
Natural Gas Pipelines (GAAP)	$1,134	$(570)	$2,318	$1,533
Certain Items	(1)	1,634	112	1,625
Natural Gas Pipelines Adjusted Segment EBDA	1,133	1,064	2,430	3,158
Products Pipelines (GAAP)	299	265	598	513
Certain Items	—	28	—	43
Products Pipelines Adjusted Segment EBDA	299	293	598	556
Terminals (GAAP)	253	246	491	473
Certain Items	—	—	—	—
Terminals Adjusted Segment EBDA	253	246	491	473
CO2 (GAAP)	212	150	404	436
Certain Items	(1)	1	15	6
CO2 Adjusted Segment EBDA	211	151	419	442
Total Segment EBDA (GAAP)	1,898	91	3,811	2,955
Total Segment EBDA Certain Items	(2)	1,663	127	1,674
Total Adjusted Segment EBDA	$1,896	$1,754	$3,938	$4,629
Depreciation, depletion and amortization (GAAP)	$(543)	$(528)	$(1,081)	$(1,069)
Amortization of excess cost of equity investments (GAAP)	(19)	(13)	(38)	(35)
DD&A and amortization of excess cost of equity investments	(562)	(541)	(1,119)	(1,104)
JV DD&A	(65)	(63)	(131)	(138)
DD&A and amortization of excess cost of equity investments for DCF	$(627)	$(604)	$(1,250)	$(1,242)
General and administrative (GAAP)	$(152)	$(160)	$(308)	$(316)
Corporate benefit	8	10	19	18
Certain Items	—	—	—	—
General and administrative and corporate charges (1)	$(144)	$(150)	$(289)	$(298)
Interest, net (GAAP)	$(355)	$(377)	$(688)	$(754)
Certain Items	(17)	(3)	(61)	(9)
Interest, net (1)	$(372)	$(380)	$(749)	$(763)
Income tax (expense) benefit (GAAP)	$(184)	$237	$(378)	$(114)
Certain Items	5	(387)	(15)	(427)
Income tax expense (1)	(179)	(150)	(393)	(541)
Unconsolidated JV income tax expense (1)(2)	(20)	(20)	(41)	(48)
Income tax expense for DCF (1)	$(199)	$(170)	$(434)	$(589)
Net income attributable to NCI (GAAP)	$(18)	$(17)	$(35)	$(33)
NCI associated with Certain Items (3)	—	—	—	—
Net income attributable to NCI (1)	$(18)	$(17)	$(35)	$(33)

Table 7 (continued)
Kinder Morgan, Inc. and Subsidiaries
Preliminary Supplemental Information
(In millions, unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Additional JV information
Unconsolidated JV DD&A	$(76)	$(74)	$(153)	$(160)
Less: Consolidated JV partners' DD&A	(11)	(11)	(22)	(22)
JV DD&A	(65)	(63)	(131)	(138)
Unconsolidated JV income tax expense (1)(2)	(20)	(20)	(41)	(48)
JV DD&A and income tax expense (1)	$(85)	$(83)	$(172)	$(186)
Unconsolidated JV cash taxes (2)	$(39)	$(34)	$(39)	$(34)
Unconsolidated JV sustaining capital expenditures	$(39)	$(32)	$(51)	$(52)
Less: Consolidated JV partners' sustaining capital expenditures	(2)	(2)	(4)	(3)
JV sustaining capital expenditures	$(37)	$(30)	$(47)	$(49)

KMI FCF
Net income attributable to Kinder Morgan, Inc. (GAAP)	$635	$(757)	$1,302	$652
Net income attributable to noncontrolling interests	18	17	35	33
DD&A and amortization of excess cost of equity investments	562	541	1,119	1,104
Deferred income taxes	179	(242)	369	105
Earnings from equity investments	(182)	(157)	(369)	(223)
Distribution of equity investment earnings (4)	183	162	348	346
Working capital and other items (5)	169	1,874	(156)	1,294
Cash flow from operations (GAAP)	1,564	1,438	2,648	3,311
Capital expenditures (GAAP)	(372)	(278)	(779)	(545)
FCF	1,192	1,160	1,869	2,766
Dividends paid	(631)	(615)	(1,247)	(1,212)
FCF after dividends	$561	$545	$622	$1,554

Notes
(1)	Amounts are adjusted for Certain Items.
(2)	Amounts are associated with our Citrus, NGPL and Products (SE) Pipe Line equity investments.
(3)	Three and six months ended June 30, 2021 amounts each include less than $1 million of noncontrolling interests associated with Certain Items.
(4)	Excludes distributions from equity investment in excess of cumulative earnings of $54 million and $30 million for the three months ended June 30, 2022 and 2021, respectively, and $104 million and $48 million for the six months ended June 30, 2022 and 2021, respectively. These are included in cash flows from investing activities on our consolidated statement of cash flows.
(5)	Includes non-cash impairments recognized. See Table 4 for more information.